CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated June 6, 2001, with respect to the consolidated financial statements of D'Angelo Brands, Inc. (formerly Playandwin, Inc.) and Subsidiaries as of and for the year ended February 28, 2001, including the consolidated balance sheet of D'Angelo Brands, Inc. (formerly Playandwin, Inc.) and Subsidiaries (a development stage company) as of February 28, 2001 and the related consolidated statements of operations and comprehensive loss, shareholders' deficiency, and cash flows for the year ended February 28, 2001 and the cumulative period from March 1, 2000 to February 28, 2001.



/s/ Stonefield Josephson, Inc.
STONEFIELD JOSEPHSON, INC.
Certified Public Accountants

Santa Monica, California
April 23, 2002